Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2023, with respect to the consolidated financial statements included in the Annual Report of Xos, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of the said report in the Registration Statements of Xos, Inc. on Forms S-3 (File No. 333-259509, File No. 333-264258, File No. 333-267334 and File No. 333-267690) and on Forms S-8 (File No. 333-260502, File No. 333-266014 and File No. 333-267714).

/s/ GRANT THORNTON LLP
Los Angeles, California
March 31, 2023